Exhibit 23.2


                  Independent Auditors' Report on Financial
                        Statement Schedule and Consent


The Board of Directors
Wireless One, Inc.:

The audits referred to in our report dated February 21, 1997 included the related financial statement schedule for the years ended December 31, 1994, 1995 and 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings "Summary Consolidated Financial and Operating Data", "Selected Financial Data" and "Experts" in the prospectus.



                                    KPMG PEAT MARWICK LLP


New Orleans, Louisiana
April 14, 1997